Exhibit 10.1

             Date given to Employee: April 5, 2002                           Employment Base: State of Illinois

AMENDED AND RESTATED

SEPARATION AGREEMENT

AND

RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is made and entered into as of the 24th day of June, 2002, by and between Niels Erik Hansen (“Employee”) and Sauer-Danfoss Inc. (“Company”).

Employee is employed as Executive Vice President-Work Function and Control Products of the Company.  Employee and the Company are parties to the Employment Agreement dated May 3, 2000 (the “Employment Agreement”).  Employee desires to resign as an officer of the Company but to continue his employment with the Company in an executive management position for a period of one year beginning July 1, 2002.  The Company desires to continue the employment of Employee upon the terms and conditions set forth in this Agreement.

In consideration of the promises, mutual covenants and agreements contained in this Agreement, Employee and Company agree as follows:

1.               Employee resigns from the office of Executive Vice President-Work Function and Control Products and from any and all other offices, committee positions and/or directorships he holds with Company, effective as of the close of business on June 30, 2002.  Whenever this Agreement refers to the Employee’s employment or positions with Company, or the termination of the Employee’s employment or resignation from positions with the Company, the term “Company” shall include Sauer-Danfoss Inc., and any of its subsidiaries or related or affiliated companies or joint ventures that employ the Employee or with which the Employee holds a position.  In addition, when used in paragraphs 13, 14, 15, 17 and 18, the term “Company” shall include Sauer-Danfoss Inc. and any of its subsidiaries or related or affiliated companies or joint ventures.

2.               The Employee shall continue to be employed and carried on the regular payroll of the Company in the position of Special Assignment to the President and Chief Executive Officer of Company.  The Employee’s duties and responsibilities shall be in an executive and management position as determined from time to time by the President of Company.

3.               During the term of his new position with Company, the Employee shall be compensated at the annual rate of US$315,000 (“Base Compensation”), payable in equal periodic payments as provided for by Company’s normal payroll distribution program, less all federal, state, local and foreign taxes and social security taxes that are required to be withheld by applicable laws or regulations as Company shall determine in its sole discretion, and other ordinary and customary payroll deductions (“Payroll Withholdings”).  Employee shall receive at the time of Company’s first normal payroll distribution following June 30, 2002, a lump sum car allowance payment of US$12,000, less Payroll Withholdings, and Employee shall apply such car allowance to expenses incurred in discharging his new employment responsibilities with Company.  Company does hereby (i) assume liability of Employee’s house in Denmark, and (ii) forgive the reimbursement of US $50,000 relocation term loan entered into on January 7, 2002, with the Payroll Withholdings applicable to such loan forgiveness to be withheld from Company’s first normal payroll distribution to Employee following June 30, 2002.  During the term of his new position, Employee shall not be entitled to any other compensation, including, without limitation, accrued vacation, sick leave or any other similar compensation or fringe benefits.

4.               The Employment Agreement shall terminate on July 1, 2002, and be of no further force or effect from such date, without further action of the parties to the Agreement, and Company shall have no further obligations whatsoever under the Employment Agreement after July 1, 2002.

5.               The term of Employee’s employment with Company shall terminate as of the close of business on June 30, 2003, or as sooner terminated by mutual agreement of the parties to this Agreement (the date that Employee’s employment with the Company is terminated is sometimes referred to herein as the “Separation Date”).  In the event that Employee and Company mutually agree to terminate the one-year period of continued employment prior to June 30, 2003, Company shall pay to Employee in a single lump sum payment the balance of any Base Compensation (“Balance of Compensation”) described in paragraph 3 of this Agreement, less Payroll Withholdings.  Notwithstanding the foregoing, the Employee and the Company may agree to an alternate method of payment of the Balance of Compensation.

a.               Until the Separation Date, Employee will continue to exert his best efforts on behalf of Company, and will provide Company with all business-related documentation and information in possession of Employee. Employee also will cooperate fully with Company as to its business operations and concerns in any reasonable manner upon Company’s request.

b.              Employee further acknowledges that as of the Separation Date his employment with Company ceases irrevocably and forever and will not be resumed again at any time in the future, and he will not be entitled thereafter to continued employment with Company or any Company’s parent. Employee agrees not to seek reinstatement, reemployment, or future employment as a new employee, and Company has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate him in the future.

6.               In connection with his separation from employment, Employee has been advised by Company, and he understands, that Company will pay or grant certain benefits to which Employee is entitled without requirement that he sign this Agreement. These benefits include: (a) his vested savings and retirement benefits, if any, (b) the right to continue health and dental insurance benefits as required by state or federal law; provided that Employee pays the required premiums and (c) any earned but unused vacation to which Employee is entitled under current Company policy.

7.               Employee also has been told by Company and he understands that he may elect, at his option, to receive additional consideration, but that his right to receive the additional consideration described in paragraph 3 above, is in exchange for and is expressly conditioned upon his signing this Agreement. Employee understands that the benefits described in paragraph 3, are beyond those he could receive without the requirement of signing a release and are being paid in consideration for his signing this Agreement.

8.               Employee has elected to receive, and he understands that Company will provide him, the consideration set forth in paragraph 3, which is beyond that to which he is entitled, in exchange for his execution of this Agreement.

9.               Employee acknowledges that the Base Compensation and benefits specified in paragraphs 3 and 6 are in full and complete satisfaction of all of the Company’s salary and benefit obligations under the Employment Agreement or otherwise; and that the amounts paid are in lieu of any claim under the Employment Agreement or otherwise for bonus; incentive pay; deferred compensation accrual account balances; any outstanding and future business related expenses; any outstanding and future healthcare and dental claims; holiday pay; severance pay; accrued or unearned vacation pay; life insurance; or any claim for payment not specifically mentioned in the Agreement. Except for vested savings and pension benefits and for any other obligations expressly set forth in this Agreement, Company will make no further payments to Employee, or make any payments or contributions on behalf of Employee, for salary, insurance, savings, pension or any other compensation or benefits.

10.         EMPLOYEE, ON BEHALF OF HIMSELF, HIS AGENTS, LEGAL REPRESENTATIVES, HEIRS AND ASSIGNS AND ANY AND ALL OTHER PARTIES CLAIMING OR WHO MIGHT HEREAFTER CLAIM ANY RIGHT THROUGH EMPLOYEE, HEREBY RELEASES, FOREVER DISCHARGES AND COVENANTS NOT TO SUE COMPANY, ANY PAST OR PRESENT PREDECESSOR, SUCCESSOR, JOINT VENTURER, SUBSIDIARY, PARENT, AND RELATED OR AFFILIATED ENTITY, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, DIRECTORS, PARTNERS, AGENTS, ATTORNEYS, AND EMPLOYEES (ALL COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OR ACTIONS, DEMANDS, CLAIMS,

                        AGREEMENTS, PROMISES, DEBTS, LAWSUITS, CONTROVERSIES, COSTS, EXPENSES AND FEES WHATEVER, WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO THE DATE OF THIS AGREEMENT (INDIVIDUALLY, “CLAIM”; COLLECTIVELY, “CLAIMS”), EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER THIS AGREEMENT. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT KNOWN BY EMPLOYEE TO EXIST. EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE AND A COVENENT NOT TO SUE THAT EXTINGUISHES ALL CLAIMS AND PRECLUDES ANY ATTEMPT BY EMPLOYEE TO INITIATE ANY LITIGATION AGAINST ANY RELEASED PARTY. IF EMPLOYEE COMMENCES OR CONTINUES ANY CLAIM IN VIOLATION OF THIS AGREEMENT, THE RELEASED PARTY WILL BE ENTITLED TO ASSERT THIS AGREEMENT AS A BAR TO SUCH ACTION OR PROCEEDING AND WILL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND COSTS OF LITIGATION FROM THE PARTY COMMENCING OR CONTINUING THE CLAIM, INCLUDING REASONABLE COMPENSATION FOR THE SERVICES OF THE INTERNAL PERSONNEL OF THE RELEASED PARTY.

11.         Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, or termination of employment with Company, whether arising under or out of a statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Illinois Human Rights Act, any county, municipal, and any other federal, state or local statute, ordinance or regulation, all as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortuous action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorney’s fees and costs, all claims for salary, bonus, vacation pay, and reimbursement for expenses. Employee specifically waives his right to recover in his own lawsuit as well as the right to recover in a suit brought by any other entity on his own behalf.

12.         Employee represents that Employee has neither assigned or transferred nor purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.

13.         Employee will provide accurate information or testimony or both in connection with any legal matters if so requested by Company, but he will not disclose or discuss with anyone who is not directing or assisting in any Company investigation or case, other than Company’s attorney, the fact of or the subject matter of any investigation, except as required by law. Both Employee and Company will reasonably accommodate their respective schedules so that Employee may assist the Company after the Separation Date. Company will reimburse Employee for all reasonable expenses incurred in connection with such accommodation. Employee also will provide all business-related information and reasonable assistance to Company following the Separation Date.

14.         Employee will not disparage, publicly or privately, Company or its products, or any current or former directors, officers, employees, attorneys or agents of Company.

15.         Employee will not disclose any proprietary, non-public or otherwise confidential information regarding Company or its operations, including, but not limited to, confidential information regarding its product lines, prices, costs, operational processes, strategic planning, financial data, marketing plans, sales forecasts, customers, suppliers, personnel or compensation of its employees.

16.         Employee will notify Company upon acceptance of employment or the establishment of his own business venture after the Separation Date.

17.         During the term of this Agreement, and for the period of two (2) years after the Separation Date, Employee will neither hire nor cause to be hired any current employee of Company without the prior written consent of its Vice President, Human Resources.

18.         During the term of this Agreement, and for a period of eighteen (18) months after the Separation Date (the “Restricted Period”), Employee will not, without Company’s express, written consent, directly or indirectly, anywhere in the world, by himself or for or on behalf of any other individual, business or entity, serve as director, officer, manager, supervisor, or shareholder (of other than a passive investment of less than 1% of the individual’s business or entity’s outstanding stock), consultant, independent contractor, representative, agent or employee for any individual, business or other entity that manufacturers, markets, sells, supplies, or distributes product(s) which perform the same or similar function as those manufactured, marketed, sold, supplied or distributed by Company (“Products”) in any market in which Company currently manufactures, markets, sells, supplies or distributes such Products. During the Restricted Period, except as expressly authorized by Company in writing, Employee will not solicit any actual or potential customer of Company with whom Employee had any contact during his period of employment with Company.

Employee acknowledges that: (a) the services performed by him under the Employment Agreement and to be performed by him under this Agreement, are of a special, unique, unusual, extraordinary and intellectual character; (b) the business of the Company is worldwide in scope and its products are marketed throughout the world; (c) the Company competes with other businesses that are or could be located in any part of the world; and (d) the provisions of this paragraph 18 are reasonable and necessary to protect the business of the Company.

If any covenant in this paragraph 18 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding and enforceable against the Employee.

The period of time applicable to any covenant in this paragraph 18 will be extended by the duration of any violation by the Employee of such covenant.

19.         Employee represents that he will do the following on or before his actual Separation Date:

a.               Return all Company property, including but not limited to, keys, office passes, credit cards, computers, computer diskettes, CDs, memoranda, manuals, customer and price lists, marketing and sales plans, office equipment, fax machines, office furniture, mobile telephones, sales records, strategic planning documents, business records and any other confidential materials and information obtained during Employee’s employment with Company.

b.              Submit all outstanding expenses and clear all personal advances and loans. Employee acknowledges that all amounts unaccounted for and due to Company will be deducted from the payments provided for in paragraph 3.

20.         Employee further understands that for a period of seven (7) days following his execution of this Agreement, he may revoke this Agreement by delivering to Don O’Grady, Vice President, Human Resources, Sauer-Danfoss Inc., a written statement indicating that he wishes to revoke this Agreement. Employee and Company understand this Agreement will not become enforceable or effective until the revocation period has expired without revocation by Employee. Employee expressly acknowledges and understands that Company will not be obligated to take any of the actions described in this Agreement, unless and until this Agreement becomes enforceable and effective because the revocation period has expired without revocation by him, and that in the event Employee exercises his right to revoke this Agreement all obligations of Company under this Agreement will immediately cease.

21.         Employee and Company acknowledge that nothing in this Agreement is meant to suggest or imply that Company has violated any law or contract or otherwise engaged in any wrongdoing of any kind. This Agreement is entered into merely to resolve any differences between the parties amicably and without the necessity or expense of litigation.

22.         Employee will keep this Agreement confidential and not reveal its existence or contents to anyone except his immediate family and his attorney(s), if any, with the understanding that all of those individuals will also be bound by the confidentiality obligation contained in this paragraph.

23.         This Agreement will be binding upon the respective successors, heirs, assigns, administrators, executors and legal representatives of the parties and other entities described in this Agreement.

24.         The parties acknowledge that damages incurred as a result of a breach of this Agreement will be difficult to measure. Therefore, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. In addition to any other remedies, in the event of a breach of this Agreement by Employee, Company may withhold and retain all or any portion of the payments to be made under paragraph 3. Also, in the event of any breach of this Agreement, including but not limited to Employee’s bringing any Claim released under this Agreement against the Company, Employee will immediately repay all or any portion of the payments made to, or loan forgiven from, Employee pursuant to paragraph 3.

25.         In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party will be entitled to recover all costs and expenses of litigation incurred by it, including such party’s reasonable attorney’s fees and reasonable compensation for the services of its internal personnel.

26.         Each of the terms of this Agreement is deemed severable in whole or in part, and if any term or provision, or the application thereof, in any circumstance should be illegal, invalid or unenforceable, the remaining terms and provisions will not be affected thereby and will remain in full force and effect.

27.         This Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties will be interpreted, enforced and governed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement will be brought in Lake County, Illinois or federal court of competent jurisdiction sitting nearest to Long Grove, Illinois, and each party hereby submits to and accepts the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. Each party hereby irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any suit, legal action or proceedings in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

28.         The parties will cooperate fully to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement that are not inconsistent with its terms.

29.         This Agreement contains the entire agreement between Employee and Company and it fully supersedes any and all prior agreements and understandings between Employee and any of the Releasees, including, without limitation, the Employment Agreement. Employee acknowledges that no representations, promises, agreements or inducements (whether written or oral) have been made to him which are not stated in this Agreement and that his execution of this Agreement is not based on any representation, promise, agreement or inducement, which is not contained in this Agreement. This Agreement will not be modified or altered except by a subsequent written agreement signed by the parties.

30.       Employee has been advised by, and consulted with, an attorney before signing this Agreement. Employee affirms that he has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement freely and voluntarily, with an understanding that the general release will have the effect of waiving any action or recovery he might pursue for any claims arising on or prior to the date of the execution of this Agreement. This Agreement was given to Employee on April 5, 2002.  Employee had until June 24, 2002, a period in excess of twenty-one (21) days, to consider it.

IN WITNESS WHEREOF, the parties have executed this Agreement on this date or dates set forth below.

EMPLOYEE

Date:
Niels Erik Hansen

SAUER-DANFOSS INC.

By:		Date:
Don O’Grady

                Vice President, Human Resources